Barfresh Provides First Quarter 2018 Update on Recent Business Progress

First Quarter 2018 US GAAP Revenue Increased 100% to $623,000

First National Account Rollout to Over 1,000 Locations Successfully Begins in Second Quarter

Approved to Sell Into all Branches of US Armed Forces – Activates Initial Bases

Expects to Achieve Over $1 Million of Revenue in Second Quarter 2018

BEVERLY HILLS, Calif., May 15, 2018 (GLOBE NEWSWIRE) — Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-Q for the first quarter ended March 31, 2018.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “Since our last update in early April, we’ve continued to make progress across all our channels. We’ve added additional schools within our education channel with our unique ‘no sugar added’ bulk product that is specifically targeted for the USDA national school meal program and we have been approved to sell our product into all branches of the US Armed forces. We have activated the initial 6 military bases and are selling into several additional bases through food service operators with more being planned in the coming months. We are rapidly advancing testing protocols with a number of national chains and are optimistic about our prospects for rolling out one or more of these chains in the coming quarters.”

Mr. Delle Coste continued, “In addition, we recently announced the launch of what is expected to become our single, busiest tourist attraction - Niagara Parks, Ontario, where our products will be featured at 10 foodservice locations. Our first quarter gross revenue of approximately $670,000, and gross margins of 55% represents the beginning of a material acceleration in our business. We are extremely excited about the expansion of our business channels and our first national account rollout, which will drive our revenue ramp in the quarters ahead as our current accounts continue gaining momentum and we convert additional opportunities in our pipeline. Our second quarter is already off to a very strong start, with revenue for the quarter expected to top the $1 million mark for the first time in Company history.”

Business Highlights

●	NATIONAL ACCOUNTS – Initial product deliveries to our recently announced national account customer with 1,000 locations began during April. Barfresh continues to progress with product development, manufacturing tests, and preliminary launch planning within additional National Accounts in its pipeline.

●	EDUCATION CHANNEL – Barfresh has achieved excellent traction within the large Education channel and is well positioned to achieve additional placements in the coming months during the annual school bidding process which is currently underway. Since the Company’s fourth quarter business update in early April, Barfresh has continued to add schools to its roster across the United States and Canada. The Company’s entry into this channel began in July 2017 with the introduction of an exciting new range of “no sugar added” smoothies in response to customer demand. This unique product fulfills the requirements set forth by the USDA within its national school meal programs, which provide the mechanism by which schools can be reimbursed for daily meals.

●	MILITARY CHANNEL – Barfresh was recently approved to sell it products into all branches of the U.S. Armed Forces.This approval by the Defense Logistics Agency represents an enormous opportunity, opening the door for potential sales into 940 bases that are home for 1.3 million active troops. Barfresh already has activated its initial 6 military bases with more planned to be added in the coming months.

●	RECREATION/AMUSEMENT/TOURISM – In April 2018, Barfresh entered into a supply agreement with Niagara Parks, an agency of the Government of Ontario, Canada, to provide Barfresh’s branded smoothies at 10 of the Park’s prime serving locations beginning in May 2018 ahead of the tourism season. Niagara Parks hosts approximately 12 million visitors annually at the world famous landmark. Barfresh continues to have its products sold in similar high volume tourist locations, such as Statue of Liberty and the Long Beach Aquarium and has many more of these types of locations expected to be added in the current and next quarter.

●	CAPITAL NEEDS ADDRESSED – In February 2018, Barfresh entered into definitive agreements with several of its large shareholders and management, led by Unibel, Barfresh’s strategic investor, for a private placement of convertible notes for gross proceeds in excess of $4.1 million. Sixty percent of those funds became available to the Company during March, when it achieved the first of two key business milestones The second milestone, which releases the balance of the funds upon entering into an agreement with a national account for the sale of its products into approximately 2,500 additional locations, is expected to be achieved during the balance of 2018.

Financial Results

US GAAP revenue for the first quarter of 2018 was $623,000, an increase of almost 100%, as compared to $312,000 in the first quarter of 2017. Gross margin for the first quarter was 55.3%, a significant improvement over last year’s first quarter gross margin of 41.8%. The improvement was driven by a number of factors, including leverage due to larger scale production and product mix. Operating loss for the first quarter of 2018 was $1.9 million, as compared with $2.4 million in the first quarter of 2017, an improvement of $500,000, which was primarily the result of lower G&A expense resulting from the company’s sales force realignment, and higher sales.

As of March 31, 2018, the Company had $2.4 million of cash and $1.6 million of inventory on its balance sheet. On February 14, 2018, the Company announced the private placement of convertible notes with gross proceeds of $4.1 million which become available upon achieving certain milestones establishing significant sales to national accounts. The Company achieved its first such milestone in March resulting in the release of 60% of the funds, or approximately $2.5 million. The balance of the funds will be released upon satisfying the second milestone, which is defined as entering into a material agreement with a national account for the sale of its products into approximately 2,500 new locations, which the Company expects to occur during the balance of 2018.

Conference Call

The conference call to discuss these results is scheduled for today, Tuesday, May 15, 2018, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, CFO.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Tuesday, May 29, 2018. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13679205.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the company's website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company's proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company's commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as "grow", "expand", "anticipate", "intend", "estimate", "believe", "expect", "plan", "should", "hypothetical", "potential", "forecast" and "project", among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company's recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com